Exhibit 5.2

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

March 8, 2022

Ready Capital Corporation

1251 Avenue of the Americas

50th Floor

New York, NY 10020

Re:	Ready Capital Corporation - Registration Statement on Form S-3ASR
(Registration Statement No. 333-262104)

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-262104) (the registration statement, including all information deemed to be a part thereof at the time such registration statement became effective, is herein referred to as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the offer and sale, from time to time, by the Company of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate gross sales price of up to $150,000,000 (the “Shares”), pursuant to the Company’s base prospectus, dated January 11, 2022 (the “Base Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated March 8, 2022 (together with the Base Prospectus, the “Prospectus Supplement”). The Shares may be issued and sold in accordance with the terms of the Equity Distribution Agreement, dated July 9, 2021 (as amended on March 8, 2022, the “Equity Distribution Agreement”), by and between the Company, Waterfall Asset Management, LLC, a Delaware limited liability company, Sutherland Partners, L.P., a Delaware limited partnership and JMP Securities LLC as Sales Agent named therein.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the Registration Statement, the Prospectus Supplement, resolutions adopted by the board of directors of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. We have assumed that the Shares will not be issued or transferred in violation of the restrictions or limitations contained in the Company’s charter.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Shares, including, without limitation, the Equity Distribution Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of Maryland, applicable provisions of the Constitution of the State of Maryland, and reported judicial decisions interpreting such laws and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Equity Distribution Agreement, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications, and limitations set forth in this opinion letter, it is our opinion that:

(1)    The issuance of the Shares has been duly authorized and, upon due execution and delivery of the Equity Distribution Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Equity Distribution Agreement, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and Prospectus Supplement, and may not be used, circulated, quoted, or otherwise referred to or relied upon for any other purpose without our prior written consent, which may be granted or withheld in our sole discretion. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Alston & Bird LLP